EXHIBIT 99.(a)

CONTACTS: Media Inquiries
Lin Cummins
(248) 435-7112
linda.cummins@arvinmeritor.com

Investor Inquiries
Alice McGuire
(248) 655-2159
alice.mcguire@arvinmeritor.com

ArvinMeritor Reports Fiscal Year 2004 First-Quarter Results

     TROY, Mich., (Jan. 28, 2004) — ArvinMeritor, Inc. (NYSE:ARM) today reported sales of $2.2 billion and net income of $19 million, or $0.28 per diluted share, for its first fiscal quarter ended Dec. 31, 2003, compared to the prior year’s first-quarter net income of $32 million, or $0.47 per diluted share. Results for the first quarter of fiscal year 2004 include a net charge of $0.09 per diluted share as a result of the company’s decision to withdraw its tender offer to acquire all of the outstanding shares of Dana Corporation (Dana). This charge includes $16 million of pre-tax costs, partially offset by a pre-tax gain of $7 million on the sale of Dana stock owned by the company.

     Sales increased $471 million, or 28 percent, as compared to the prior year’s first quarter. Foreign currency translation, driven primarily by the stronger euro, favorably impacted sales by approximately $135 million, and the company’s acquisition of Zeuna Stärker added sales of $203 million in the first fiscal quarter. Sales would have been up approximately eight percent without these items, as compared to the first quarter of fiscal year 2003, primarily as a result of strong North American Class 8 truck volumes.

     ArvinMeritor Chairman and Chief Executive Officer Larry Yost said, “We are pleased to see the strengthening of our commercial vehicle markets, and look forward to benefiting from the continued recovery of the North American Class 8 truck market as the year progresses. Although our light vehicle and aftermarket businesses fell short of our financial targets, we expect to see improvements throughout the year, as we realize our efforts to reduce costs and improve operating performance.”

     Operating income for the first quarter of fiscal year 2004 was $49 million, which included $16 million of costs related to the withdrawn tender offer for Dana. Operating income was also impacted by pension and retiree medical costs, which were $9 million higher than the same quarter in 2003, and by premium product launch costs of $6 million.

     Net interest expense of $26 million was up slightly from $25 million in last year’s first quarter. The effective tax rate was 34 percent in the first quarter of fiscal year 2004, compared to 32 percent in the first quarter of fiscal year 2003.

     Specific business segment financial results include:

•	Light Vehicle Systems (LVS) sales were $1,251 million, up $348 million or 39 percent, from the first quarter of fiscal year 2003. Foreign currency translation, driven primarily by the stronger euro, favorably impacted sales by approximately $90 million, and the acquisition of Zeuna Stärker added sales of $203 million. Excluding the effects of currency translation and Zeuna Stärker, sales would have increased by approximately 6 percent, driven primarily by higher sales in our door and roof businesses. Operating margin declined to 2.5 percent, from 4.7 percent in last year’s first quarter, due to premium product launch costs, higher pension and retiree medical costs, the consolidation of the Zeuna Stärker business and a stronger euro.

•	Commercial Vehicle Systems (CVS) sales were $685 million, up $113 million or 20 percent, from last year’s first quarter. Excluding the impact of foreign currency translation of $35 million, sales would have been higher than the prior year by approximately 13 percent. Operating income was $32 million, or 33 percent higher than the same period last year, and operating margins improved to 4.7 percent, from 4.2 percent. Higher North American Class 8 truck production was the major factor behind the increase.

•	Light Vehicle Aftermarket (LVA) sales were $198 million, up slightly from $197 million in last year’s first quarter. Foreign currency translation favorably impacted sales by roughly $10 million in the first quarter of fiscal year 2004. LVA operating margin fell to 0.5 percent, from 3.0 percent in the prior year’s first quarter. Markets remained weak for aftermarket parts in the first quarter, particularly in North America.

Outlook

     “Our fiscal year 2004 outlook for light vehicle production is 16.1 million vehicles in North America, up slightly from our previous estimate of 15.8 million vehicles. Our light vehicle production outlook for fiscal year 2004 in Western Europe is 16.6 million vehicles, up from our previous estimate of 16.2 million. Our current outlook for Class 8 truck production in North America remains unchanged from our previous estimate of 222,000 units for fiscal year 2004,” Yost said.

     “Our latest sales outlook for fiscal year 2004 is $9.0 billion, up from our previous guidance of $8.6 billion, as a result of higher sales in our LVS business and reflecting current foreign currency exchange-rate expectations,” Yost continued. “We anticipate full-year diluted earnings per share to remain unchanged from our previous guidance of $2.20 to $2.40.

     “For the second quarter of fiscal year 2004, our sales forecast is $2.3 billion, and our outlook for diluted earnings per share is in the range of $0.40 to $0.45 per diluted share, up from $0.36 per diluted share a year ago. Our outlook includes $0.07 per diluted share of anticipated restructuring charges, but does not include the impact of any divestitures, including the previously announced disposition of our 75-percent interest in AP Amortiguadores S.A., a joint venture that manufactures ride control products.

     “We remain focused on taking costs out of our businesses, while continuing to invest in our future growth, by offering engineering and technology that meet our customers’ requirements. We continue to look for ways to improve our return on invested capital by reducing fixed costs and focusing our capital on those activities that add value to our shareowners. Our recent announcement of our intent to sell our Kenton, Ohio, trailer-beam fabrication facility to Sypris Solutions is another example of this ongoing effort.”

     ArvinMeritor, Inc. is a premier $8-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. Headquartered in Troy, Mich., the company employs approximately 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: www.arvinmeritor.com.

     All earnings per share amounts are on a diluted basis. The company’s fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company’s fiscal year and fiscal quarters, unless otherwise stated.

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad, including foreign currency exchange rates; availability and cost of raw materials; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

ArvinMeritor, Inc. (NYSE:ARM) will host a telephone conference call to discuss the company’s fiscal year 2004 first-quarter financial results on Wednesday, Jan. 28, 2004, at 11:00 a.m. (ET). To participate, call (706) 643-7449 10 minutes prior to the start of the call. Please reference ArvinMeritor when dialing in. Investors can also listen to the conference call in real time — or for 90 days by recording — by visiting www.arvinmeritor.com. A replay of the call will be available from noon Jan. 28, until midnight, Jan. 30, 2004, by calling 1-800-642-1687 within the United States and Canada or (706) 645-9291 for international calls. Please refer to conference ID number 4815343.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Quarter Ended
	December 31,

	2003	2002

Sales	$2,180	$1,709
Cost of Sales	(1,998)	(1,535)

Gross Margin	182	174
Selling, General and Administrative	(116)	(101)
Restructuring	(1)	-
Costs For Withdrawn Tender Offer	(16)	-

Operating Income	49	73
Equity in Earnings of Affiliates	2	1
Gain on Sale of Marketable Securities	7	-
Interest Expense, Net and Other	(26)	(25)

Income Before Income Taxes	32	49
Provision for Income Taxes	(11)	(16)
Minority Interests	(2)	(1)

Net Income	$19	$32

Diluted Earnings Per Share	$0.28	$0.47

Average Diluted Shares Outstanding	68.3	67.4

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(Unaudited, in millions)

	Quarter Ended
	December 31,

	2003	2002

Sales:
Light Vehicle Systems	$1,251	$903
Commercial Vehicle Systems	685	572
Light Vehicle Aftermarket	198	197
Other	46	37

Total Sales	$2,180	$1,709

Operating Income:
Light Vehicle Systems	$31	$42
Commercial Vehicle Systems	32	24
Light Vehicle Aftermarket	1	6
Other	1	1

Segment Operating Income	65	73
Costs For Withdrawn Tender Offer	(16)	-

Total Operating Income	$49	$73

ARVINMERITOR, INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(in millions)

	December 31,	September 30,
	2003	2003

	(Unaudited)

ASSETS
Cash	$137	$103
Receivables	1,386	1,327
Inventories	581	543
Other Current Assets	267	266
Property, Net	1,337	1,332
Goodwill	985	951
Other Assets	734	731

Total	$5,427	$5,253

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term Debt	$12	$20
Accounts Payable	1,299	1,311
Accrued and Other Current Liabilities	555	547
Other Liabilities	892	871
Long-term Debt	1,572	1,541
Minority Interests	73	64
Equity	1,024	899

Total	$5,427	$5,253

ARVINMERITOR, INC.
SUMMARY STATEMENT OF CONSOLIDATED CASH FLOWS
(Unaudited, in millions)

	Quarter Ended
	December 31,

	2003	2002

OPERATING ACTIVITIES
Net Income	$19	$32
Adjustments to Net Income:
Depreciation and Amortization	56	50
Gain on Sale of Marketable Securities	(7)	-
Restructuring Costs, Net of Expenditures	(3)	(3)
Pension and Retiree Medical Expense	33	24
Pension and Retiree Medical Contributions	(23)	(22)
Change in Receivable Securitization	(14)	(5)
Changes in Other Assets and Liabilities	(48)	(99)

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	13	(23)

INVESTING ACTIVITIES
Capital Expenditures	(32)	(26)
Proceeds from Disposition of Property and Businesses	14	13
Proceeds from Sale of Marketable Securities	18	-
Other Investing Activities	2	(2)

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	2	(15)

FINANCING ACTIVITIES
Net Change in Revolving Debt	28	53
Net Change in Other Debt	(7)	1

Net Increase in Debt	21	54
Cash Dividends	(7)	(7)

CASH PROVIDED BY FINANCING ACTIVITIES	14	47

IMPACT OF CURRENCY ON CASH	5	7

CHANGE IN CASH	34	16

CASH AT BEGINNING OF PERIOD	103	56

CASH AT END OF PERIOD	$137	$72